Exhibit 99.1

AVAX Technologies, Inc. OTCMarket: AVXT.OB For Immediate Release	Contact: Richard P. Rainey President and Chief Executive Officer (215) 241-9760

AVAX Technologies announces the initiation of its Phase III Registration trial of M-Vax® in Metastatic Melanoma

Philadelphia, PA / Lyon, France November 13, 2007 – AVAX Technologies, Inc. (OTCMarket: AVXT.OB) announced the initiation of enrollment of its Phase III registration clinical study for M-Vax, its AC Vaccine® product candidate for the treatment of patients with Metastatic Melanoma. The trial will examine survival and response rate as measured by modified response evaluation criteria in solid tumors (modified RECIST criteria) in Stage IV melanoma patients with soft tissue or lung metastasis. The Phase III registration trial is being conducted under a Special Protocol Assessment (SPA) agreement with the U.S. Food and Drug Administration (FDA) for M-Vax and in agreement with the FDA the company will be eligible to file for accelerated approval of M-Vax based upon achieving a response rate endpoint. The double blind, randomized trial is expected to enroll up to 387 patients to be completed over a period of 24 months. Patients will be randomized on a two to one basis to the treatment arm or control arm, respectively. The treatment arm consists of M-Vax followed by a regimen of low dose IL-2®; the control arm consists of placebo vaccine followed by low dose IL-2. Both treatment and control arms include BCG and low dose cyclophosphamide.

“We have previously demonstrated in clinical trials with M-Vax in metastatic melanoma patients a significant level of immune response activity in patients tumors that was not present prior to treatment, sometimes culminating in complete or partial tumor responses”, noted Dr. David Berd Chief Medical Officer of AVAX. “With the potential additive benefit of IL-2 on strengthening the T-cell based immune response induced by M-Vax, we have designed a compelling study to demonstrate the positive adjuvant effects of M-Vax on response rate and survival in patients.”

The study is expected to include up to 50 centers in the United States, Europe and Israel. Dependant on the rate of enrollment of the centers, rate of disease progression in the patients and the number of responses seen, an interim analysis is targeted for 2009 and, if successful, could serve as the basis for submitting for product approval in accordance with the accelerated approval regulations and our SPA agreement with the FDA.

Richard Rainey, President and Chief Executive Officer of AVAX stated, “We are very pleased with the level of acceptance of our protocol among thought leaders in the United States, Europe and Israel. We are working with an internationally recognized Contract Research Organization, and sites for this clinical trial are coming on line for patient enrollment. Our goal is to have all our clinical sites enrolling patients in the first quarter of 2008.”

M-Vax in Metastatic Melanoma

In a phase 2 clinical study published in the International Journal of Cancer M-Vax induced tumor shrinkage in 11/83 patients with surgically incurable stage IV melanoma. In a subsequent paper published by Dr. Michal Lotem in the British Journal of Cancer (British Journal of Cancer 2004, 90 773-780) patients treated with their DNP modified tumor cells, using manufacturing techniques similar to M-Vax, followed by administration of low dose interleukin-2, achieved a response rate of 35%. These results were confirmed in a subsequent study conducted by the same investigator in which patients had a 32% response rate, which included 13% with complete responses and 19% with partial responses.

M-Vax in Stage III Melanoma

M-Vax was the subject of a publication in the Journal of Clinical Oncology that discussed 214 Stage III melanoma patients that were treated with a regimen of MVax post surgery. No patients were lost to follow-up and they were split between Stage IIIb & Stage IIIc melanoma. All patients on study have completed follow-up and the reported five-year survival rate was 45%. This compares to five-year survival published in similar patient populations who underwent surgery alone of 22%. In addition, the data showed a positive correlation between survival and delayed-type hypersensitivity (DTH) responsiveness to patients unmodified tumor cells (P<.001). The journal commissioned an editorial on the publication. In a separate study of a similar patient population using a DNP-modified tumor cell vaccine (British Journal of Cancer 2002 May 20; 86(10): 1534-9), Lotem also showed a positive relationship between survival and DTH to melanoma cells.

About Melanoma

Cancer of the skin is the most common of cancers while melanoma accounts for approximately 3% of skin cancer cases. According to the SEER CanQuest Database and the American Cancer Society, in the U.S. for 2007 it is estimated there will be 59,940 new cases of melanoma with an expected number of deaths from melanoma of 8,110. The estimated prevalence of melanoma in the U.S. in 2007 is 396,242 cases.

Further information on the Clinical Study

To obtain further information on the clinical study please visit www.clinicaltrials.gov and look up M-Vax or use study identifier NCT00477906. Additionally, the study has been assigned eudraCT number 2007-004406-26 by the EMEA. You may also contact Dr. David Berd or Ellen Bloome, RN at AVAX Technologies, Inc., 2000 Hamilton Street, Suite 204, Philadelphia, PA 19130 (215) 241-9760.

About AVAX Technologies, Inc.

AVAX Technologies, Inc. is a biotechnology company with operations in the United States and Europe. The Company is engaged in the research, clinical and commercial development of biological products and cancer therapeutics. AVAX’s AC Vaccine platform is a therapeutic cancer vaccine. In addition, the Company performs contract-manufacturing services for biological products for other pharmaceutical and biotechnology companies.

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Except for statements that are historical, the statements in this release are "forward-looking" statements that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve significant risks and uncertainties, and in light of the significant uncertainties inherent in such statements, the inclusion of such information should not be regarded as a representation by AVAX that the objectives and plans of the Company will be achieved. In fact, actual results could differ materially from those contemplated by such forward-looking statements. Many important factors affect the Company's prospects, including (1) the need to obtain additional funding (beyond the proceeds of the April 2007 private offering) in the future to continue to finance the Company’s development plans, (2) the results of clinical and laboratory testing of its vaccine technologies, (3) possible future FDA or AFSSAPS questions regarding the Company's products and manufacturing processes, (4) exchange rate risks associated with financing the Company in U.S. dollars but funding significant operating expenses in Europe with Euro’s, (5) the Company's ability to maintain its rights under license agreements and to meet funding requirements under its license agreements, (6) the Company's ability to demonstrate the safety and efficacy of product candidates at each stage of development and to meet applicable regulatory standards and receive required regulatory approvals, as well as other risks detailed from time to time in AVAX's public disclosure filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2006. AVAX does not undertake any obligation to release publicly any revisions to these forward-looking statements or to reflect the occurrence of unanticipated events.

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